As filed with the Securities and Exchange Commission on June 15, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arlington Asset Investment Corp.

(Exact name of registrant as specified in its charter)

Virginia	54-1873198
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6862 Elm Street, Suite 320 Mclean, VA	22101
(Address of Principal Executive Offices)	(Zip Code)

Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan

(Full title of the plan)

Richard E. Konzmann

Executive Vice President, Chief Financial Officer and Treasurer

6862 Elm Street, Suite 320

McLean, VA 22101

(703) 373-0200

(Name and address of agent for service)

(703) 373-0200

(Telephone number, including area code, of agent for service)

With copies to:

Robert K. Smith, Esq.

Hunton Andrews Kurth LLP

2200 Pennsylvania Ave NW,

Washington, DC 20037

(202) 955-1611

(202) 862-3614 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.01 par value per share	4,500,000	$4.125	$18,562,500	$2,025.17

(1)

Represents shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), of Arlington Asset Investment Corp. issuable pursuant to the Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Exchange Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Class A Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices of the Class A Common Stock on the New York Stock Exchange on June 11, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act). Such documents need not be filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Arlington Asset Investment Corp. (the “Registrant”) with the SEC pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 10, 2021;

(c) the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2021;

(d) the description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form S-4 filed with the SEC under the Exchange Act, on December  6, 2002, as amended on January  15, 2003, February 7, 2003 and February  26, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The articles of incorporation of the Registrant require the Registrant to indemnify (and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding involving) (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of shareholders of the Registrant, by reason of the fact that he is or was a director or officer of the Registrant, or (b) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by him in connection with such proceeding if his conduct in question was in the best interests of the Registrant and he was acting on behalf of the Registrant or performing services for the Registrant unless he engaged in willful misconduct or a knowing violation of the criminal law. The Virginia Stock Corporation Act requires a corporation (unless its articles of incorporation provide otherwise, which the Registrant’s articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Virginia Stock Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, when conducting themselves in good faith, unless it is established that (a) in their official capacities, they did not believe they acted in the best interests of the corporation, (b) in their non-official capacities, they acted against the best interests of the corporation or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the director or officer was judged liable to the corporation or that the director or officer received improper benefit. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met, unless the individuals making advances know that the information in (a) or (b) is false.

The Registrant has entered into indemnification agreements with certain of its current and former directors and officers under which Registrant is generally required to indemnify them against liability incurred by them in connection with any action or proceeding to which they are or may be made a party by reason of their service in those or other capacities, if the conduct in question was in our best interests and the person was conducting themselves in good faith (subject to certain exceptions, including liabilities arising from willful misconduct, a knowing violation of the criminal law or receipt of an improper benefit.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.01 of the Registrant’s Annual Report on Form 10-K filed with the SEC on February 24, 2010).

4.2	Shareholder Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2009).

4.3	First Amendment to Shareholder Rights Agreement, dated as of April 13, 2018 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on April 13, 2018).

5.1*	Opinion of Hunton Andrews Kurth LLP as to the legality of the securities being registered.

10.1	Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan (filed as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A on April 29, 2021 and incorporated by reference herein)

23.1*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on this 15th day of June, 2021.

ARLINGTON ASSET INVESTMENT CORP.

By:	/S/ J. ROCK TONKEL, JR.
Name: J. Rock Tonkel, Jr.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Rock Tonkel, Jr. and Richard E. Konzmann and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this registration statement on Form S-8 and any and all amendments thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

By:	/S/ J. ROCK TONKEL, JR.	By:	/S/ RICHARD E. KONZMANN
Name:	J. Rock Tonkel, Jr.	Name:	Richard E. Konzmann
Title:	President, Chief Executive Officer and Director	Title:	Executive Vice President, Chief Financial Officer and Treasurer
	(Principal Executive Officer)		(Principal Financial Officer)
Date:	June 15, 2021	Date:	June 15, 2021

By:	/S/ DANIEL E. BERCE	By:	/S/ DAVID W. FAEDER
Name:	Daniel E. Berce	Name:	David W. Faeder
Title:	Chairman of the Board	Title:	Director
Date:	June 15, 2021	Date:	June 15, 2021

By:	/S/ MELINDA H. MCCLURE	By:	/S/ RALPH S. MICHAEL III
Name:	Melinda H. McClure	Name:	Ralph S. Michael III
Title:	Director	Title:	Director
Date:	June 15, 2021	Date:	June 15, 2021

By:	/S/ ANTHONY P. NADER III
Name:	Anthony P. Nader III
Title:	Director
Date:	June 15, 2021